FIRST AMENDMENT TO THE

               CERTIFICATION OF INCORPORATION


                             OF

                          HDN, INC.

                            First

     The name of the Corporation is HDN, Inc. It's corporate office to be located at 1813 Marsh Road, Suite H, Wilmington, DE 19810 or at such convenient location as desired by the corporation.

                           Second

     Its registered office in the State of Delaware is to be located at the office of J. Dallas Winslow, Jr., Esq., 803 Shipley Street, Wilmington,
New Castle County and State of Delaware and its registered agent at that location is J. Dallas Winslow, Jr., Esq.

                            Third

     The purpose of the corporation is to engage in any lawful activity for which corporations may be organized under the General Corporation
Law of Delaware.

                           Fourth

     The total number of shares of stock which this corporation is authorized to issue is TWENTY MILLION (20,000,000) shares of Common Stock, all of which shares will be .001 par value, per share and ONE MILLION (1,000,000) shares of Preferred Stock, all of which shares will be .001 par value, per share.

                            Fifth

     The name and mailing address of the incorporator is as follows:

                J. Dallas Winslow, Jr., Esq.
                     803 Shipley Street
                      Wilmington, DE  19801


                            Sixth

     In furtherance and not in limitation of the powers ordered by the laws of the State of Delaware, and Board of Directors are expressly authorized:

     To make, alter, amend and repeal the by-laws;

     To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to alter or abolish any such reserve; to authorize and cause to be executed mortgages and liens upon the property and franchises of this corporation;

     To designate, by resolution passed by a majority of the whole board, one or more committees, each to consist of two or more directors, which committees, to be extent provided in such resolution or in the by-laws of the corporation, shall have and may exercise any or all of the powers of the Board of Directors in the management of the business and affairs of this corporation and have power to authorize the seal of this corporation and to be affixed to all papers which may require it;

     From time to time to determine whether and to what extent and at what times and places and under what conditions and regulations the books and accounts of this corporation, or any of them other than the stock ledger, shall be open to the inspection of the stockholders, and no stockholders shall have any right to inspect any account or book or document of the corporation, except as conferred by law or authorized by resolution of the directors or of the stockholders;

     To sell, lease or exchange all of its property and assets, including its good will and its corporate franchised, upon such terms and conditions and for such consideration, which may be in whole or in part shares of stock in, and/or other securities of, any other corporation or corporations, when and as authorized the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders, meeting duly called for that purpose, or when authorized by the written consent of the holders of a majority of the voting stock issued and outstanding.

     This corporation may in its by-laws confer powers additional to the foregoing upon the directors, in addition to the powers and authorities expressly conferred upon then by law.
                             Seventh

     Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code, or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders of this corporation, as the case may be, to be summoned in such manner as the court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as WE, THE
UNDERSIGNED, being the incorporators, for the purpose of forming a corporation, in pursuance of an Act of the Legislature of the State of Delaware entitled "An Act Providing a General Corporation Law"
(approved March 10, 1989) as codified an reenacted as Title 8, Delaware Code of 1953, and the acts amendatory thereof and supplemental thereto, do make and file this Certificate of Incorporation, hereby declaring and certifying that the facts herein stated are true and accordingly hereunder have set my Hand and Seal the 1st day of October, 1997.

IN THE PRESENCE OF:

/s/Donald Mattei, President

/s/Hector Hernandez, Secretary

STATE OF VIRGINIA )
COUNTY OF FAIRFAX )

BE IF REMEMBERED that on this 1st day of October, A.D., 1997, personally appeared before me the Subscriber, a Notary Public for the State and County aforesaid, Donald Mattei and Hector Hernandez, the party to the foregoing Certificate of Incorporation, known to me personally to be such, and acknowledge the said Certificate to be his/her act and deed that the facts therein stated were truly set fourth.

     GIVEN under my Hand and Seal of the office the day and year aforesaid.


                                    Notary Public